SIGMA LABS, INC. ANNOUNCES PRIVATE PLACEMENT OF COMMON STOCK AND WARRANTS

SIGMA LABS NEWS RELEASE - Financing Now Positions Sigma Labs, Inc. for Accelerated Expansion in 2014 and Beyond

SANTA FE, N.M., January 13, 2014 -- Sigma Labs, Inc. (OTCBB: SGLB), a developer of advanced, real-time, non-destructive quality inspection systems for 3D metal printing and other advanced manufacturing technologies, today announced the completion of a $3,500,000 private placement of 43,750,000 shares of common stock, and a nine-month warrant to purchase up to 14,259,259 shares of common stock at an exercise price of $0.15 per share to Rockville Asset Management Ltd., a Hong Kong company. The shares of common stock are restricted under Rule 144 of the Securities Act of 1933, as amended, and do not carry registration rights.

Mark Cola, President and Chief Executive Officer of Sigma Labs, stated that, "We appreciate Rockville Asset Management Ltd.'s confidence in Sigma Labs. In addition, Sigma Labs debt-free structure combined with our recent development agreement with Metronic Systems, LLC for a 3D laser scanning technology, development of a low-cost 3D metal printing device and the largest order received, to date, for Sigma's PrintRite3D® systems, from a major international company, has now set the stage for Sigma Labs to enter a period of accelerated growth. This funding enables us to add key scientific and engineering personnel, and provides the ability to service our customers on a large scale and execute our overall plans for increased expansion in 2014 and beyond."

The net proceeds to Sigma Labs are expected to be approximately $3,325,000, assuming no exercise of the warrant and after deducting fees and expenses to be paid to third parties. The company will obtain an additional $2,138,888 assuming the exercise in full of the warrant. Sigma Labs intends to use the net proceeds of the placement primarily in connection with its PrintRite3D® technology, 3D scanner technology, and high-productivity service bureau based production, and for working capital and general corporate purposes.

Mr. Greg Xie, managing director of Rockville Asset Management, stated that, "Sigma Labs has demonstrated, by the acceptance of their proprietary technologies by large international companies, that their 3D metal printing line of products, along with their expertise, bodes well for Sigma Labs place in the future of 3D metal printing. The Sigma Labs PrintRite3D® system, having the potential ability to be incorporated into large numbers of 3D devices, is very important. We are very pleased to work with Sigma Labs and look forward to a long term relationship and see a very bright future for the company. With our well established connections in China, we have confidence that we can bring value to Sigma Labs regarding prospective operations and markets."

About Sigma Labs, Inc.

Sigma Labs, Inc., through its wholly-owned subsidiary B6 Sigma, Inc., develops and engineers advanced, real-time, non-destructive quality inspection systems for commercial firms worldwide seeking productive solutions for 3D metal printing and other advanced manufacturing technologies.  Sigma Labs' other wholly-owned subsidiary, Sumner & Lawrence Limited, provides high-level scientific consultants to Federal government clients seeking productive solutions for emerging and strategic development technologies. For more information please visit us at www.sigmalabsinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intended use of proceeds from the offering and statements about the expected progress of the commercialization of our technologies.  Forward-looking statements often contain words such as "expects," "anticipates," "intends," "believes" or "will." Our forward-looking statements are subject to a number of risks, uncertainties and assumptions that could adversely affect us, including the risks set forth in our most recent annual report on Form 10-K. The forward-looking statements in this press release are made only as of the date of this press release. We undertake no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE: Sigma Labs, Inc.

Mark Cola, President and CEO of Sigma Labs, Inc., +1-505-438-2576